EXHIBIT 99.1

ChinaNet Online Holdings Reports Second Quarter and First Half Year 2018 Unaudited Financial Results

BEIJING, Aug. 17, 2018 (GLOBE NEWSWIRE) -- ChinaNet-Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing, data-analysis and management services platform, today announced its unaudited financial results for the second quarter and first half year of 2018.

Second Quarter 2018 Highlights

  Total revenues increased by 114.5% to $22.5 million from $10.5 million in the corresponding period of 2017.
  Revenues from search engine marketing and data service increased by 142.1% to $19.4 million from $8.0 million in the corresponding period of 2017.

First half Year 2018 Highlights

  Total revenues increased by 73.3% to $30.8 million from $17.8 million in the same period of 2017.
  Revenues from search engine marketing and data service increased by 99.0% to $25.8 from $13.0 million in the same period of 2017.

Mr. Handong Cheng, Chairman, President and Chief Executive Officer of CNET, stated, “We continued to grow our existing search engine marketing and data service business while developing a new growth engine in blockchain. During the quarter, we initially launched the beta, and later the official version of BO!News, the first blockchain-powered mobile application to improve the efficiency and transparency of marketing and advertising activities. We also formed Business Opportunity Social Ecosystem (BOSE), a blockchain-based transaction system to improve distribution fairness, enhance transaction credibility, and increase monetization opportunities for the marketing and advertising business community. Going forward, we will remain committed to introducing and integrating additional blockchain applications into our ecosystem, pave our path back to profitable growth, and solidify our leadership position in China’s rapidly expanding blockchain industry.”

Mr. George Chu, Chief Operating Officer of CNET, stated, “In the second quarter of 2018, we continued our strong topline growth momentum and achieved a 114.5% year-over-year growth in total revenues. At the same time, we continued to execute our cost control initiatives. As a result, our sales and marketing, general and administrative, and research and development expenses as a percentage of total revenues decreased by 661 basis points (bps), 288 bps, and 184 bps, respectively, compared to the prior year period. As we sustain the growth trajectory of our search engine marketing and data service business, we will also increase our investments in the future development of blockchain applications.”

Second Quarter 2018 Financial Results

TOTAL REVENUES
Total revenues increased by 114.5% to $22.5 million in the second quarter of 2018 from $10.5 million in the corresponding period of 2017, primarily driven by the increase in search engine marketing and data service revenue.

Search engine marketing and data service revenue for the second quarter of 2018 increased by 142.1% to $19.4 million from $8.0 million in the corresponding period of 2017. The growth was primarily attributable to the rapid expansion of the Company’s search engine marketing client base as enterprises in China continued to migrate from other advertising and marketing channels to search engine marketing for its more direct results and higher return on investments.

COST OF REVENUES AND GROSS PROFIT
Cost of revenues was $21.6 million in the second quarter of 2018, compared to $8.8 million in the corresponding period of 2017. The growth was primarily attributable to a significant increase in revenue contributions from search engine marketing and data service in the second quarter of 2018, which have higher resource costs as the Company has obtained marketing access to the most popular search engines, internet portals and mobile portals in China.

Gross profit in the second quarter of 2018, as a result of increased cost of revenues, was $1.0 million, compared to $1.7 million in the corresponding period of 2017.

OPERATING LOSS
Operating expenses in the second quarter of 2018 were $9.3 million, compared to $2.1 million in the corresponding period of 2017. As a percentage of total revenues, operating expenses increased to 41.2% from 20.2% in the corresponding period of 2017, mostly due to impairment charges related to intangible assets and goodwill. Excluding impairment charges, the Company’s operating expenses decreased by 5.8% year over year to $2.0 million.

Sales and marketing expenses in the second quarter of 2018 decreased by 66.1% to $0.3 million from $0.8 million in the corresponding period of 2017. As a percentage of total revenues, sales and marketing expenses decreased to 1.2% from 7.9% in the corresponding period of 2017. The decrease was primarily attributable to the decrease in advertising expenses for brand development of approximately US$0.69 million.

General and administrative expenses in the second quarter of 2018 increased by 49.0% to $1.5 million from $1.0 million in the corresponding period of 2017. The growth in general and administrative expenses was primarily due to an increase in allowance for doubtful accounts of approximately US$0.31 million. As a percentage of total revenues, general and administrative expenses decreased to 6.6% from 9.4% in the corresponding period of 2017.

Research and development expenses in the second quarter of 2018 decreased by 21.3% to $0.2 million from $0.3 million in the corresponding period of 2017. As a percentage of total revenues, research and development expenses decreased to 1.1% from 2.9% in the corresponding period of 2017. The decrease was due to the talent improvement in the Company’s research and development department.

In the second quarter of 2018, the Company incurred $1.9 million of impairment of intangible assets, and $5.4 million of impairment of goodwill.

Operating loss in the second quarter of 2018 was $8.3 million, compared to $0.4 million in the corresponding period of 2017.

NET LOSS
Net loss attributable to ChinaNet Online Holdings, Inc. was $9.5 million in the second quarter of 2018, compared to $0.8 million in the corresponding period of 2017.

BALANCE SHEET
As of June 30, 2018, the Company had cash and cash equivalents of $5.1 million, an increase of 72.3% from $3.0 million as of December 31, 2017. Advances from customers was $1.4 million as of June 30, 2018, compared to $3.6 million as of December 31, 2017 due to the promotion campaigns that the Company executed in 2017.

First Half Year 2018 Financial Results
For the first half year of 2018, total revenues increased by 73.3% to $30.8 million from $17.8 million in the same period of 2017, primarily driven by a 99.0% year-over-year increase in search engine marketing and data services.

Gross profit for the first half year of 2018 was $1.6 million, compared to $3.0 million in the same period of 2017. The decrease was primarily due to an increased revenue contribution from search engine marketing and data service in the first half year of 2018, which has a relatively lower profit margin, as well as a decrease in gross margin of the internet advertising and data service.

Operating expenses for the first half year of 2018 increased to $11.4 million from $4.4 million in the same period of 2017. The increase was primarily due to a $1.9 million impairment of intangible assets and a $5.4 million impairment of goodwill that the Company incurred in the first half year of 2018. As a percentage of total revenues, operating expenses for the first half year of 2018 were 37.1%, compared to 25.0% in the same period of 2017.

Sales and marketing expenses for the first half year of 2018 decreased by 49.1% to $0.8 million from $1.7 million in the same period of 2017. General and administrative expenses for the first half year of 2018 increased by 37.6% to $2.9 million from $2.1 million in the same period of 2017 mainly attributable to the net effect of an increase in allowance for doubtful accounts of approximately US$0.82 million. Research and development expenses for the first half year of 2018 decreased by 38.1% to $0.4 million from $0.7 million in the same period of 2017.

Net loss attributable to ChinaNet Online Holdings, Inc. for the first half year of 2018 was $10.1 million, compared to $1.9 million in the same period of 2017.

Recent Developments
On June 4, 2018, the Company launched its beta version of BO!News, the first blockchain-powered mobile application that aims to improve the efficiency and transparency of marketing activities. On June 19, 2018, the Company announced the formation of its closed-loop Business Opportunity Social Ecosystem (BOSE), a network that integrates the Company’s existing marketing and advertising infrastructures with its blockchain-powered applications to create a secure and transparent transaction environment for its business community. On July 18, 2018, the Company launched its official version of BO!News with enhanced features and functionalities.

About ChinaNet Online Holdings, Inc.
ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact
ICR, Inc.
Jack Wang
Tel: +1-646-308-1635
Email: CNET@icrinc.com

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2018	2017	2018	2017
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$30,780	$17,662	$22,520	$10,417
From related parties	-	102	-	83
Total revenues	30,780	17,764	22,520	10,500
Cost of revenues	29,211	14,792	21,552	8,800
Gross profit	1,569	2,972	968	1,700

Operating expenses
Sales and marketing expenses	844	1,659	280	825
General and administrative expenses	2,867	2,084	1,478	992
Research and development expenses	433	700	240	305
Impairment on intangible assets	1,878	-	1,878	-
Impairment on goodwill	5,412	-	5,412	-
Total operating expenses	11,434	4,443	9,288	2,122

Loss from operations	(9,865)	(1,471)	(8,320)	(422)

Other income (expenses)
Impairment on long-term investments	(471)	-	-	-
Interest expense, net	(19)	(36)	(9)	(19)
Other expenses	(28)	(206)	(6)	(203)
Change in fair value of warrant liabilities	948	-	(526)	-
Total other income/(expenses)	430	(242)	(541)	(222)

Loss before income tax expense and noncontrolling interests	(9,435)	(1,713)	(8,861)	(644)
Income tax expense	(689)	(113)	(693)	(113)
Net loss	(10,124)	(1,826)	(9,554)	(757)
Net loss/(income) attributable to noncontrolling interests	55	(50)	50	(32)
Net loss attributable to ChinaNet Online Holdings, Inc.	$(10,069)	$(1,876)	$(9,504)	$(789)

Net loss	$(10,124)	$(1,826)	$(9,554)	$(757)
Foreign currency translation gain/(loss)	194	432	(280)	326
Comprehensive loss	$(9,930)	$(1,394)	$(9,834)	$(431)
Comprehensive loss/(income) attributable to noncontrolling interests	49	(15)	52	(34)
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(9,881)	$(1,409)	$(9,782)	$(465)

Loss per share
Loss per common share
Basic and diluted	$(0.64)	$(0.16)	$(0.60)	$(0.07)

Weighted average number of common shares outstanding:
Basic and diluted	15,676,249	11,990,950	15,866,305	11,999,304

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	June 30, 2018	December 31, 2017
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,086	$2,952
Accounts receivable, net	6,600	7,215
Other receivables, net	165	2,646
Prepayment and deposit to suppliers	2,579	4,073
Due from related parties, net	-	14
Total current assets	14,430	16,900

Long-term investments	453	918
Property and equipment, net	213	299
Intangible assets, net	1,628	3,808
Prepayment for blockchain and other software applications development	3,738	-
Goodwill	-	5,277
Deferred tax assets, net	677	1,358
Total Assets	$21,139	$28,560

Liabilities and Equity
Current liabilities:
Short-term bank loan	$756	$765
Accounts payable	1,465	2,851
Advances from customers	1,399	3,559
Accrued payroll and other accruals	401	559
Payable for acquisition of noncontrolling interest	756	-
Due to investors related to terminated security purchase agreements	-	938
Payable for purchasing of software technology	-	436
Taxes payable	3,054	3,168
Other payables	145	687
Total current liabilities	7,976	12,963

Long-term liabilities:
Long-term borrowing from a director	132	134
Warrant liabilities	1,327	-
Total Liabilities	9,435	13,097

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 16,132,543 shares and 13,982,542 shares at June 30, 2018 and December 31, 2017, respectively)	16	14
Additional paid-in capital	37,853	31,554
Statutory reserves	2,607	2,607
Accumulated deficit	(30,556)	(20,487)
Accumulated other comprehensive income	1,786	1,598
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	11,706	15,286

Noncontrolling interests	(2)	177
Total equity	11,704	15,463

Total Liabilities and Equity	$21,139	$28,560

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2018	2017
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(10,124)	$(1,826)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	427	707
Share-based compensation expenses	151	348
Provision for allowances for doubtful accounts	794	(29)
Impairment on long-term investments	471	-
Impairment on intangible assets	1,878	-
Impairment on goodwill	5,412	-
Change in fair value of warrant liabilities	(948)	-
Deferred taxes	689	113
Changes in operating assets and liabilities
Accounts receivable	(257)	(1,666)
Other receivables	(16)	(19)
Prepayment and deposit to suppliers	1,504	136
Due from related parties	23	(10)
Accounts payable	(1,402)	24
Advances from customers	(2,197)	1,050
Accrued payroll and other accruals	(154)	(225)
Other payables	(495)	86
Taxes payable	(77)	38
Net cash used in operating activities	(4,321)	(1,273)

Cash flows from investing activities
Purchase of office equipment	(6)	(2)
Short-term loan to unrelated parties	(2,111)	-
Repayment of short-term loan from unrelated parties	4,668	-
Payment for acquisition of noncontrolling interest	(1,177)	-
Prepayment for blockchain and other software applications development	(3,752)	-
Purchase of software technology	(447)	-
Net cash used in investing activities	(2,825)	(2)

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash issuance cost of US$809)	10,263	-
Repayment to investors related to terminated security purchase agreements	(957)	-
Net cash provided by financing activities	9,306	-

Effect of exchange rate fluctuation on cash and cash equivalents	(26)	56

Net increase/(decrease) in cash and cash equivalents	2,134	(1,219)

Cash and cash equivalents at beginning of the period	2,952	3,035
Cash and cash equivalents at end of the period	$5,086	$1,816